Exhibit 10.3

THERAVANCE, INC.

POLICY FOR NON-EMPLOYEE DIRECTOR STOCK OPTIONS

EFFECTIVE JUNE 2, 2014

This policy applies to stock options granted by Theravance, Inc. (the “Company”) to its non-employee directors who resign from the Company’s board of directors in connection with the Company’s spin-off of Theravance Biopharma, Inc. (“Biopharma”) and who continue to serve as non-employee members of the board of directors of Biopharma (each, a “Biopharma Director”) to the extent such options are outstanding immediately prior to the spin-off (“Eligible Theravance Options”).

Following the spin-off, the continued service by a former non-employee director of the Company as a Biopharma Director will constitute “service” for all purposes of the Biopharma Director’s Eligible Theravance Options, other than with respect to the vesting of such stock options.